EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 (the “Registration Statement”) of CombiMatrix Corporation (the “Company”) of our report dated February 18, 2016, relating to our audits of the Company’s consolidated financial statements as of December 31, 2015 and 2014, and for each of the years then ended, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, which report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in the Registration Statement on Form S-1 (File No. 333-208704) incorporated by reference into this Registration Statement.

/s/ HASKELL & WHITE LLP

Irvine, California
March 21, 2016